UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2009

The Blackstone Group L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-33551	20-8875684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue New York, New York	10154
(Address of principal executive offices)	(Zip Code)

(212) 583-5000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On February 27, 2009, The Blackstone Group L.P. issued a press release announcing financial results for its fourth quarter and year ended December 31, 2008.

A copy of the press release is attached hereto as Exhibit 99.1. All information in the press release is furnished but not filed.

Non-GAAP Financial Information

Blackstone discloses the following financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“non-GAAP”) in the attached press release:

•

Blackstone uses Economic Net Income as a key measure of value creation and as a benchmark of its performance. Additionally, Blackstone presents certain pro forma measures which allow for comparison of results before and after the initial public offering (“IPO”) and related reorganization, and when presented in conjunction with comparable GAAP measures, are useful for investors as appropriate measures for evaluating its operating performance.

Economic Net Income, or “ENI,” represents segment net income excluding the impact of income taxes and transaction-related items, including charges associated with equity-based compensation, the amortization of intangibles and corporate actions including acquisitions. Blackstone’s historical combined financial statements for periods prior to the IPO do not include these transaction-related charges nor do such financial statements reflect certain compensation expenses including profit-sharing arrangements associated with senior managing directors, departed partners and other selected employees. Those compensation expenses were accounted for as partnership distributions prior to the IPO but are included in the financial statements for periods following the IPO as a component of compensation and benefits expense. The aggregate of ENI for all reportable segments equals Total Reportable Segment ENI. ENI is used by management primarily in making resource deployment and compensation decisions across Blackstone’s four segments.

•

Economic Net Income After Taxes represents ENI adjusted to reflect the implied provision (benefit) for income taxes calculated using the same methodology applied in calculating the tax provision (benefit) for The Blackstone Group L.P.

•

Pro Forma Economic Net Income adjusts Blackstone’s ENI to (i) give pro forma effect to Blackstone’s pre-IPO reorganization and IPO as if those events had occurred on January 1, 2007 consistent with Rule 11-01 of Regulation S-X, (ii) eliminate the revenues and expenses of the businesses that were not contributed as part of the reorganization, (iii) reflect expenses related to employee compensation and profit sharing arrangements that were not effective prior to the reorganization and (iv) eliminate interest expense.

•

For the periods prior to the reorganization, Pro Forma Adjusted Economic Net Income After Taxes represents Pro Forma Economic Net Income adjusted to reflect the provision for income taxes using the effective income tax rate based on the components of ENI and the absence of any compensation expense on profit sharing plans adopted after the date of the reorganization. This metric provides the reader with a basis for comparison with actual results reported for the quarterly periods ended after June 30, 2007. Pro Forma Adjusted Cash Flow from Operations has the same adjustments.

•

Blackstone uses Net Fee Related Earnings from Operations, which is a component of Adjusted Cash Flow from Operations, as a measure to highlight earnings from operations excluding the income related to performance fees and allocations and income earned from Blackstone’s investments in the Blackstone Funds. Net Fee Related Earnings from Operations equals (i) contractual revenues and interest income, (ii) less compensation expenses but excluding carried interest and incentive fee compensation, including amortization of transaction-related equity-based awards, (iii) less other operating expenses and (iv) less cash taxes calculated in a manner similar to our ENI provision for income taxes.

•

Blackstone has managed its historical liquidity and capital requirements by focusing on its cash flows before consolidation of the Blackstone Funds and the effect of normal changes in assets and liabilities which it anticipates will be settled for cash within one year. Normal movements in Blackstone’s short-term assets and liabilities do not affect its distribution decisions given its current and historical balance sheet liquidity, including available cash, marketable securities and available borrowing capability. Adjusted Cash Flow from Operations, which is derived from our segment reported results, is a supplemental measure to assess liquidity and amounts available for distributions to Blackstone unitholders, including Blackstone personnel.

Adjusted Cash Flow from Operations represents net cash flows used in or provided by operating activities adjusted for (i) transaction-related corporate actions, (ii) cash flows relating to changes in operating assets and liabilities, (iii) Blackstone Funds-related investment activity, (iv) net realized gains on illiquid investments, (v) differences in the timing of realized gains by The Blackstone Group L.P. versus the Blackstone Funds, (vi) minority interest related to departed partners, (vii) GAAP taxes versus cash income taxes which are calculated in a manner similar to our ENI provision for income taxes, (viii) non-controlling interests in income of consolidated entities, and (ix) other adjustments.

Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the attached press release. These non-GAAP financial measures should be considered in addition to and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press release of The Blackstone Group L.P. dated February 27, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2009

The Blackstone Group L.P.

By: Blackstone Group Management L.L.C., its general partner

By:	/s/ Robert L. Friedman
Name:	Robert L. Friedman
Title:	Chief Legal Officer